Exhibit 99.1

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Julie Leber	Damon Elder
Spotlight Marketing Communications	Spotlight Marketing Communications
949.427.5172 ext. 703	949.427.5172, ext. 702
julie@spotlightmarcom.com	damon@spotlightmarcom.com

Strategic Storage Growth Trust, Inc. Acquires 850-Unit Self Storage Portfolio in Asheville, N.C. for $10.25 Million

ASHEVILLE, N.C. – (May 15, 2017) – Strategic Storage Growth Trust, Inc. (“SSGT”), a public non-traded real estate investment trust sponsored by SmartStop Asset Management, LLC, announced today its acquisition of an 850-unit self storage portfolio in Asheville, North Carolina for $10.25 million.

The portfolio includes:

•	197 Deaverview Road, a 370-unit self storage facility equipped with drive-up entrances, interior climate control, a gated fence and surveillance cameras; and

•	75 Highland Center Blvd., a 480-unit self storage facility equipped with drive-up entrances, a gated fence and surveillance cameras.

The two properties offer a combined 115,000 rentable square feet of space, including 40 RV/boat spaces.

“These facilities are located in a growing community with excellent demographics, including college students, retirees and apartment renters, all of which represent good demographic groups for self storage,” said H. Michael Schwartz, chairman and chief executive officer. “We are pleased to add these facilities to our growing portfolio, which now includes 21 properties in eight states and Toronto, Canada.”

About Strategic Storage Growth Trust, Inc. (SSGT)

SSGT is a public non-traded REIT that focuses on the acquisition, development, redevelopment and lease-up of self storage properties. The SSGT portfolio currently consists of 18 operating self storage facilities located in eight states comprising approximately 11,900 self storage units and approximately 1.4 million net rentable square feet of storage space. Additionally, SSGT owns two development properties in the Greater Toronto Area which will be comprised of approximately 1,700 self storage units and 170,000 net rentable square feet of storage space once completed, and one development property in Asheville, North Carolina which will be comprised of approximately 650 self storage units and 72,000 net rentable square feet of storage space once completed.

About SmartStop Asset Management, LLC (SmartStop)

SmartStop is a diversified real estate company focused on self storage assets, along with student and senior housing. The company has a managed portfolio that currently includes more than 67,000 self storage units and approximately 7.8 million rentable square feet and approximately $1 billion of real estate assets under management. The company is the asset manager for approximately 107 self storage facilities located throughout the United States and Toronto, Canada and one student housing facility.

SmartStop is the sponsor of Strategic Storage Trust IV, SSGT, and Strategic Storage Trust II, Inc., all public non-traded REITs focusing on self storage assets. The facilities offer affordable and accessible storage units for residential and commercial customers. In addition, they offer secure interior and exterior storage units as well as outside storage areas for vehicles, RVs and boats. Additional information is available at www.smartstopassetmanagement.com.

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This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in SSGT’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.